Exhibit 99.1

Sonic Foundry Reports Fourth Quarter and Fiscal 2013 Results

MADISON, Wis.--(BUSINESS WIRE)--November 21, 2013--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted market leader for video management and academic, enterprise and event webcasting, today announced financial results for its fiscal 2013 fourth quarter ended September 30, 2013.

2013 Fiscal Fourth Quarter

  Billings of $7.3 million, an increase of 19 percent, compared to $6.1 million in the fiscal fourth quarter of 2012
  Revenues of $6.8 million, up 9 percent from the fiscal fourth quarter of 2012
  Product and other revenue of $3.7 million, up 17 percent from the fiscal fourth quarter of 2012
  Services revenue of $3.1 million, same as the fiscal fourth quarter of 2012
    Support and maintenance revenue of $2.0 million, an increase of 9 percent over the fiscal fourth quarter of 2012
    Event services and hosting revenue of $1.0 million, a decrease of 14 percent over the fiscal fourth quarter of 2012
  Gross margin of $4.9 million or 72 percent compared to $4.5 million or 72 percent for the fiscal fourth quarter of 2012
  GAAP net loss of $(666) thousand or $(0.17) per basic share, compared to a net loss of $(103) thousand or $(0.03) per basic share in the fiscal fourth quarter of 2012
  Non-GAAP net income of $391 thousand or $0.10 per basic share compared to non-GAAP net income of $281 thousand or $0.07 per basic share in the fiscal fourth quarter of 2012
  Unearned revenue balance of $7.1 million, compared to $5.6 million at September 30, 2012
  Cash balance of $3.5 million at September 30, 2013

2013 Fiscal Year

  Billings of $29.2 million, up 14 percent from 2012
  Revenues of $27.8 million, an increase of 6 percent, compared to $26.1 million in 2012
  Services revenue increased 4 percent from $13.4 million in 2012 to $13.9 million in 2013
  Gross margin of $20.1 million or 72 percent compared to $18.8 million or 72 percent in 2012
  GAAP net loss was $(792) thousand or $(0.20) per basic share, compared to a net income of $157 thousand or $0.04 per basic and diluted share in 2012
  Non-GAAP net income was $2.7 million or $0.68 per basic share compared to non-GAAP net income of $1.7 million or $0.43 per basic share in fiscal year 2012

Non-GAAP income increased significantly, impacted by growing demand for the Company’s new software component to the Mediasite solution. My Mediasite is sold as an annual license and therefore recognizable as revenue over the course of the license rather than when sold. Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

At September 30, 2013, $7.1 million of revenue was deferred, of which the company expects to realize approximately $2.5 million in the quarter ending December 31, 2013. Revenue from service contracts is recognized over the life of the contract. Services revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services.

Services billings for fiscal 2013 were $15.0 million, an increase of 15 percent over fiscal 2012. Support and maintenance billings were $8.6 million, up 18 percent from $7.2 million in fiscal 2012, and event services and hosting billings totaled $6.4 million, up 11 percent from $5.8 million in fiscal 2012.

International product and service billings accounted for 29 percent of overall billings, compared to 27 percent in fiscal 2012. In both fiscal 2013 and fiscal 2012, 81 percent of billings were to preexisting customers, with 58 percent to education customers and 31 percent to corporate for fiscal 2013.

If Sonic Foundry’s fiscal 2013 results were adjusted to include the results of the two announced planned acquisitions, Mediasite K.K. and MediaMission, for their last reported fiscal years, the Company would have reported pro forma results of approximately $38 million in billings, $37 million revenue and net income of $0.3 million. This pro forma view converts local currency (¥ and €) to U.S. $ at the average rate in effect in each quarter. In order to provide the most consistent and transparent guidance, the Company adjusted the currency conversions in the pro forma to reflect the rates in effect as of November 20. Both acquisitions are accretive and results in approximately $36.7 million in billings, $35.3 million revenue and net income of break even. This is the base from which will be used to estimate growth in fiscal 2014.

The Company is continuing to model revenue growth expectations as two components: growth from the core customer base, including recurring support revenue and incremental product purchases, and growth from large new customer opportunities which have multi-year sales cycles. Sonic Foundry’s outlook for billings growth in fiscal 2014 is 13% over the Company’s fiscal 2013 pro forma results as described above. Accordingly, and after further adjusting expectations for no billings impact from acquisitions in our fiscal 2014 first quarter, the Company anticipates billings in fiscal 2014 of approximately $39 million, assuming a constant currency exchange rate in effect November 20, 2013. Revenue for very large new customer opportunities is expected to add between $300 thousand and $2 million, based on the timing of these large and complex projects. In reporting results in each quarter of fiscal 2014, we will show both standard GAAP reporting which requires currency adjustments in each quarter and the pro forma results which use the fixed currency rate.

Net income, including results of acquisitions in fiscal 2014 will be impacted by the timing of the transactions, the fact that Sonic Foundry already records 26% of net income from Mediasite K.K. and the impact of transaction costs. Including these factors, the Company anticipates fiscal 2014 pre-tax earnings will be between 4-5% of revenues. Transaction costs are expected to primarily impact the fiscal quarter ending December 31, 2013 and approximate $450 thousand.

“The past 18 months have been the most powerful time for innovations in the history of Sonic Foundry. We prepared ourselves for the future based on our analysis of market trends and customer needs, are entering into term sheets to acquire two strong international companies, and are facing an enterprise video market poised for compounded growth. We believe all of these factors put us in the strongest position we’ve been in as a company, and we remain confident that we are well positioned to continue with strong performance and drive long-term shareholder value,” said Gary Weis, Chief Executive Officer of Sonic Foundry.

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2013 fourth quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

EXPLANATION OF NON-GAAP MEASURES

To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Our non-GAAP financial measures reflect adjustments based on the following items:

  Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.
  Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.
  Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.
  Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with FASB Accounting Standards Codification subtopic 718, Compensation-Stock Compensation. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted market leader for enterprise webcasting solutions, providing video content management and distribution for education, business and government. Powered by the patented Mediasite webcasting platform and webcast services of Mediasite Events, the company empowers people to advance how they share knowledge online, using video webcasts to bridge time and distance, enhance learning outcomes and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)

	September 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$3,482	$4,478
Accounts receivable, net of allowances of $90 and $85	6,885	5,578
Inventories	1,447	1,053
Prepaid expenses and other current assets	805	757
Total current assets	12,619	11,866
Property and equipment:
Leasehold improvements	852	852
Computer equipment	5,296	3,851
Furniture and fixtures	581	865
Total property and equipment	6,729	5,568
Less accumulated depreciation and amortization	3,449	2,624
Net property and equipment	3,280	2,944
Other assets:
Goodwill	7,576	7,576
Investment in Mediasite KK	385	420
Software development costs, net of amortization of $75	458
Other intangibles, net of amortization of $135 and $180	15	15
Total assets	$24,333	$22,821
Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$-	$-
Accounts payable	1,513	1,604
Accrued liabilities	1,204	850
Unearned revenue	6,470	5,284
Current portion of capital lease obligations	223	129
Current portion of notes payable	634	667
Total current liabilities	10,044	8,534

Long-term portion of unearned revenue	648	349
Long-term portion of capital lease obligations	149	131
Long-term portion of notes payable	133	766
Other liabilities	445	532
Deferred tax liability	2,210	1,970
Total liabilities	13,629	12,282

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	─	─
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	─	─
Common stock, $.01 par value, authorized 10,000,000 shares; 3,999,634 and 3,909,040 shares issued and 3,986,918 and 3,896,324 shares outstanding	40	39
Additional paid-in capital	190,653	189,459
Accumulated deficit	(179,556)	(178,764)
Accumulated other comprehensive loss	(238)	-
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	10,704	10,539
Total liabilities and stockholders' equity	$24,333	$22,821

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Years Ended September 30,
	2013	2012
Revenue:
Product	$13,588	$12,385
Services	13,933	13,409
Other	235	296
Total revenue	27,756	26,090

Cost of revenue:
Product	6,215	5,883
Services	1,481	1,363
Total cost of revenue	7,696	7,246
Gross margin	20,060	18,844

Operating expenses:
Selling and marketing	13,079	11,841
General and administrative	3,343	2,815
Product development	4,276	4,079
Total operating expenses	20,698	18,735
Income (loss) from operations	(638)	109

Equity in earnings from investment in Mediasite KK	209	420
Interest expense	(127)	(152)
Other income, net	4	20
Total other income, net	86	288
Income (loss) before income taxes	(552)	397
Provision for income taxes	(240)	(240)

Net income (loss)	$(792)	$157

Income (loss) per common share:
Basic net income (loss) per common share	$(0.20)	$0.04
Diluted net income (loss) per common share	$(0.20)	$0.04

Weighted average common shares
– Basic	3,932,692	3,857,161
– Diluted	3,932,692	3,907,888

Non-GAAP Consolidated Statements of Operations
(in thousands, except for per share data)

	Fiscal Quarter Ended			Fiscal Quarter Ended
	September 30, 2013			September 30, 2012

	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$6,761	$547	$7,308	$6,219	$(73)	$6,146
Cost of revenue	1,869	-	1,869	1,722	-	1,722
Total operating expenses	5,474	(450)	5,024	4,683	(397)	4,286

Income (loss) from operations	(582)	997	415	(186)	324	138

Equity investment in earnings from Mediasite KK	30	-	30	170	-	170
Other expense, net	(54)	-	(54)	(27)	-	(27)
Provision for income taxes	(60)	60	-	(60)	60	-
Net income (loss)	$(666)	$1,057	$391	$(103)	$384	$281
Basic and diluted net income per common share	$(0.17)	$0.27	$0.10	$(0.03)	$0.10	$0.07

(1) Adjustments consist of the following:

Billings		$547			$(73)
Depreciation and amortization		290			246
Non-cash tax provision		60			60
Stock-based compensation(2)		160			151

Total non-GAAP adjustments		$1,057			$384

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$101			$97
General and administrative		10			8
Product development		49			46

Total stock-based compensation		$160			$151

Non-GAAP Consolidated Statements of Operations
(in thousands, except for per share data)

	Fiscal Year Ended			Fiscal Year Ended
	September 30, 2013			September 30, 2012

	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$27,756	$1,485	$29,241	$26,089	$(385)	$25,704
Cost of revenue	7,696	-	7,696	7,246	-	7,246
Total operating expenses	20,698	(1,776)	18,922	18,734	(1,641)	17,093

Income (loss) from operations	(638)	3,261	2,623	109	1,256	1,365

Equity investment in earnings from Mediasite KK	209	-	209	420	-	420
Other expense, net	(123)	-	(123)	(132)	-	(132)
Provision for income taxes	(240)	240	-	(240)	240	-
Net income (loss)	$(792)	$3,501	$2,709	$157	$1,496	$1,653
Basic and diluted net income per common share	$(0.20)	$0.88	$0.68	$0.04	$0.39	$0.43

(1) Adjustments consist of the following:

Billings		$1,485			$(385)
Depreciation and amortization		1,131			899
Non-cash tax provision		240			240
Stock-based compensation(2)		645			742

Total non-GAAP adjustments		$3,501			$1,496

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$418			$485
General and administrative		39			43
Product development		188			214

Total stock-based compensation		$645			$742

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended September 30,
	2013	2012
Operating activities

Net income (loss)	$(792)	$157
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings from investment in Mediasite KK	(209)	(420)
Amortization of other intangibles	20	75
Amortization of software development costs	75
Depreciation and amortization of property and equipment	1,111	855
Provision for doubtful accounts	20	(5)
Deferred taxes	240	240
Stock-based compensation expense related to stock options	656	742
Changes in operating assets and liabilities:
Accounts receivable	(1,327)	226
Inventories	(394)	(517)
Prepaid expenses and other assets	(48)	(17)
Accounts payable, accrued liabilities and other long-term liabilities	176	(601)
Unearned revenue	1,485	(385)
Net cash provided by operating activities	1,013	350

Investing activities

Capitalization of software development costs	(533)	-
Purchases of property and equipment	(1,162)	(1,456)
Net cash used in investing activities	(1,695)	(1,456)

Financing activities

Proceeds from notes payable	-	1,200
Payments on notes payable	(666)	(1,390)
Payments of loan fees	(20)	(20)
Proceeds from issuance of common stock	75	134
Proceeds from exercise of common stock warrants and options	448	245
Dividends from investment in Mediasite KK	22	-
Payments on capital leases	(173)	(100)
Net cash provided by (used in) financing activities	(314)	69

Net decrease in cash and cash equivalents	(996)	(1,037)
Cash and cash equivalents at beginning of period	4,478	5,515
Cash and cash equivalents at end of period	$3,482	$4,478
Supplemental cash flow information:
Interest paid	$92	$120
Non-cash transactions:
Property and equipment financed by accounts payable, accrued liabilities or capital lease	345	752
Comprehensive loss attributable to equity method investment in MSKK	238	-

CONTACT:
Sonic Foundry, Inc.
Tammy Jackson, 608.770.9052
For media relations: tammy@sonicfoundry.com
or
For investor inquiries: investor@sonicfoundry.com